NEWS RELEASE	Contact:
American Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. reports Earnings for Q2 2026

DALLAS (August 6, 2026) -- American Realty Investors, Inc. (NYSE:ARL) is reporting its results of operations for the three months ended June 30, 2026. For the three months ended June 30, 2026, we reported net loss attributable to common shares of $1.0 million or $0.06 per share, compared to a net income attributable to common shares of $2.8 million or $0.18 per share for the same period in 2025.

Financial Highlights

•Total occupancy was 81% at June 30, 2026, which includes 93% at our multifamily properties and 58% at our commercial properties.
•Occupancy for our Alera, Bandera Ridge and Merano (collectively, our “Development Properties”) at June 30, 2026 was 86%, 85% and 77%, respectively.
•During the three months ended June 30, 2026, we sold 21 lots from our holdings in Windmill Farms for $1.0 million, resulting in a gain on sale of $0.8 million.

Financial Results

Revenues increased $0.7 million from $12.2 million for the three months ended June 30, 2025 to $12.9 million for the three months ended June 30, 2026. The increase in revenue is primarily due to an increase of $0.5 million from our multifamily properties and $0.2 million from our commercial properties. The increase in revenue from our multifamily properties is due to the lease-up of our Development Properties and the increase from our commercial properties is primarily due to an increase in occupancy at Stanford Center.

Net operating loss increased $1.5 million from $1.0 million for the three months ended June 30, 2025 to $2.5 million for the three months ended June 30, 2026. Our increase in net operating loss was primarily due to a $1.6 million increase in operating expenses from the lease-up properties for the three months ended June 30, 2026.

Net (loss) income attributable to common shares changed approximately $3.8 million from net income of $2.8 million for the three months ended June 30, 2025 to a net loss of $1.0 million for the three months ended June 30, 2026. The decrease in net income is primarily attributed to a $1.5 million increase in net operating loss and a $1.6 million decrease in interest income, net offset in part by a $1.3 million decrease in tax provision.

About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. The Company’s primary asset and source of its operating results is its investment in Transcontinental Realty Investors, Inc. (NYSE:TCI). For more information, visit the Company’s website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Rental revenues	$12,236	$11,510	$23,892	$22,937
Other income	630	650	1,315	1,231
Total revenue	12,866	12,160	25,207	24,168
Expenses:
Property operating expenses	8,176	6,535	15,509	12,512
Depreciation and amortization	3,697	3,062	7,327	5,945
General and administrative	1,498	1,534	2,984	3,026
Advisory fee to related party	2,044	2,042	4,127	4,511
Total operating expenses	15,415	13,173	29,947	25,994
Net operating loss	(2,549)	(1,013)	(4,740)	(1,826)
Interest income	2,810	3,353	6,634	7,363
Interest expense	(2,803)	(1,777)	(5,771)	(3,597)
Equity in loss from unconsolidated joint ventures	412	19	412	(140)
Gain on real estate transactions	814	947	1,199	4,838
Income tax provision	71	1,335	505	189
Net (loss) income	(1,245)	2,864	(1,761)	6,827
Net loss (income) attributable to noncontrolling interest	235	(37)	200	(1,035)
Net (loss) income attributable to common shares	$(1,010)	$2,827	$(1,561)	$5,792
Earnings per share
Basic and diluted	$(0.06)	$0.18	$(0.10)	$0.36
Weighted average common shares used in computing earnings per share
Basic and diluted	16,152,043	16,152,043	16,152,043	16,152,043